AMENDMENT TO UNDERWRITING AGREEMENT
          THIS AMENDMENT (“Amendment”) to the Underwriting Agreement (“Agreement”) dated July 1, 2005 as amended May 14, 2007 and July 1, 2010 by and between MGI Funds (now known as Mercer Funds), a Delaware statutory trust (the “Trust”) and MGI Funds Distributors, Inc. a Massachusetts corporation, (the “Underwriter”), is made effective as of the 23rd day of September, 2011.
RECITALS
          WHEREAS, management of the Trust recommended that all “Mercer” related entities share the same “Mercer” naming conventions; and
          WHEREAS, the Board of Trustees of the Trust (the “Board”) approved that the MGI Funds be named as the “Mercer Funds” and each of the existing series of the Trust (the “Series”) be redesignated with the “Mercer” name; and
          WHEREAS, the Board has approved the creation of a new series of the Trust, the Mercer Emerging Markets Equity Fund (the “Emerging Markets Fund” and together with the Series, the “Portfolios”); and
          WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;
          WHEREAS, Mercer wishes to retain the Underwriter to serve as distributor for the Emerging Markets Fund and to provide for the sale and distribution of the Shares of the Emerging Markets Fund, and the Underwriter wishes to furnish such services. t.
AGREEMENT
          NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:
1.	The Trust hereby appoints the Underwriter to serve as the distributor of the Shares of the Portfolios identified on Exhibit A in accordance with the terms set forth in the Agreement. The Underwriter accepts such appointment and agrees to furnish such services. The Underwriter agrees not to engage in any business activity other than as the principal underwriter for the Trust, unless the Trust has otherwise agreed in writing to such activity. Nothing herein shall be intended to prevent the Underwriter’s affiliated persons (as defined in the Investment Company Act of 1940, as amended) from engaging in other business activities.
2.	Mercer and Underwriter acknowledge that all of its representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	Exhibit A of the Agreement, is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.
4.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investment Management, Inc.		MGI Funds Distributor, Inc.

By:		By:
	Name: Rich Joseph		Name:
	Title: Chief Operating Officer		Title:

EXHIBIT A
THIS EXHIBIT A, dated as of September 23, 2011 is Exhibit A to that certain Underwriting Agreement dated as of July 1, 2005, between MFDI and Mercer Funds (formerly, MGI Funds).
PORTFOLIOS
Mercer US Large Cap Growth Equity Fund
Mercer US Large Cap Value Equity Fund
Mercer US Small/Mid Cap Growth Equity Fund
Mercer US Small/Mid Cap Value Equity Fund
Mercer Non-US Core Equity Fund
Mercer Emerging Markets Equity Fund
Mercer Core Opportunistic Fixed Income Fund
Mercer US Short Maturity Fixed Income Fund